Exhibit 99.1

News Release

Contact: Mike Majors	•	3700 S. Stonebridge Drive	•	NYSE Symbol: TMK
972-569-3627		McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

FOURTH QUARTER AND YEAR-END 2008 RESULTS

McKinney, TX, February 4, 2009—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended December 31, 2008, net income was $1.61, a 14% per share increase compared with $1.41 per share for the year-ago quarter. Net operating income for the quarter was $1.40 per share, compared with $1.41 per share for the year-ago quarter.

Net income for the year ended December 31, 2008, was $5.11 per share compared with $5.50 per share for the year-ago period. Net operating income for the year ended December 31, 2008, was $5.80 per share, a 6% per share increase compared with $5.45 per share for the year-ago period.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary
	(dollars in millions, except per share data)
	Per Share Quarter Ended December 31,		%	Quarter Ended December 31,		%
	2008	2007	Chg.	2008	2007	Chg.
Insurance underwriting income*	$1.27	$1.33	(5)	$108.2	$124.8	(13)
Excess investment income*	0.91	0.86	6	77.5	80.0	(3)
Parent company expense	(0.05)	(0.04)		(4.5)	(3.4)
Income tax	(0.72)	(0.73)	(1)	(61.0)	(68.0)	(10)
Stock option expense, net of tax	(0.02)	(0.01)		(1.6)	(1.2)

Net operating income	$1.40	$1.41	(1)	$118.6	$132.2	(10)

Reconciling items, net of tax:
Gain on sale of agency buildings	—	—		—	0.2
Realized gains (losses) on investments	0.13	(0.04)		11.0	(3.8)
Medicare Part D adjustment	0.09	0.03		7.6	3.3
Tax settlements	—	0.01		0.1	0.5
Net cost from legal settlements	—	—		(0.1)	—

Net income	$1.61	$1.41		$137.2	$132.3

Weighted average diluted shares outstanding (000)	84,987	93,543

	Per Share Year Ended December 31,		%	Year Ended December 31,		%
	2008	2007	Chg.	2008	2007	Chg.
Insurance underwriting income*	$5.25	$5.05	4	$464.9	$484.4	(4)
Excess investment income*	3.71	3.38	10	328.1	323.8	1
Parent company expense	(0.12)	(0.10)		(10.5)	(9.8)
Income tax	(2.96)	(2.83)	5	(262.3)	(271.0)	(3)
Stock option expense, net of tax	(0.08)	(0.05)		(7.0)	(5.3)

Net operating income	$5.80	$5.45	6	$513.3	$522.1	(2)

Reconciling items, net of tax:
Gain on sale of agency buildings	—	0.03		0.2	2.8
Realized gains (losses) on investments	(0.79)	0.02		(69.9)	1.8
Realized losses on company occupied property	(0.02)	—		(1.4)	—
Tax settlements	0.12	0.01		10.8	1.1
Net cost from legal settlements	(0.01)	—		(0.8)	(0.3)

Net income	$5.11	$5.50		$452.3	$527.5

Weighted average diluted shares outstanding (000)	88,516	95,846

*	See definitions in the discussions below and in the Torchmark 2007 SEC Form 10-K.

Net operating income per share for 2008 is slightly below management’s previous guidance of $5.85 to $5.89 due primarily to higher than expected underwriting losses on variable annuities. These losses were driven by the deterioration of the equity markets in the fourth quarter. In addition, excess investment income was less than previously expected as more cash than usual was held during the fourth quarter and interest rates on short-term investments declined sharply.

INSURANCE OPERATIONS – comparing the fourth quarter 2008 with fourth quarter 2007:

Life insurance accounted for 75% of the Company’s insurance underwriting margin for the quarter and 60% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 28% of Torchmark’s insurance underwriting margin for the quarter and 33% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 6% of total premium revenue.

Net sales of life insurance increased 13%, while health sales, excluding Medicare Part D, fell 49%.

Insurance Premium Revenue

	Insurance Premium Revenue
	(dollars in millions)
	Quarter Ended Dec. 31, 2008	Quarter Ended Dec. 31, 2007	% Chg.
Life insurance	$401.3	$393.5	2
Health insurance – excluding Medicare Part D	225.0	252.5	(11)
Health – Medicare Part D	43.0	52.2	(18)
Annuity	3.0	5.2	(41)

Total	$672.2	$703.4	(4)

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Dec. 31, 2008	% of Premium	Quarter Ended Dec. 31, 2007	% of Premium	% Chg.
Insurance underwriting margins:
Life	$112.1	28	$108.4	28	3
Health	41.9	19	46.0	18	(9)
Health – Medicare Part D	5.0	12	6.7	13
Annuity	(8.8)		1.6

	150.1		162.6
Other income	1.1		1.1
Administrative expenses	(43.0)		(38.9)		11

Insurance underwriting income	$108.2		$124.8		(13)
Per share	$1.27		$1.33		(5)

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($47 million), on premium revenue of $137 million. Life premiums of $119 million were up 5% and life insurance underwriting margin of $40 million was up 13%. As a percentage of life premium, life underwriting margin was 34%, up from 31% and the highest of the major life distribution channels at Torchmark. Producing agents grew to 3,085, up 21% from a year ago, and up 7% during the quarter. Net life sales were $28 million, up 17%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($33 million), on premium revenue of $137 million. Life premiums of $126 million were up 5%, and the life underwriting margin of $31 million was up 7%. As a percentage of life premium, life underwriting margin was 25%, up from 24%. Net life sales were $31 million, up 8%.

LNL Agency, was Torchmark’s third leading contributor to total underwriting margin ($28 million), on premium revenue of $105 million. Life premiums of $71 million were down 1% and life underwriting margin of $18 million was down 13%. As a percentage of life premium, life underwriting margin was 26%, down from 29%. Producing agents grew to 3,778, up 53% from a year ago, and up 9% during the quarter. Net life sales were $13 million, up 29%.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($15 million), on health premium of $85 million. Health underwriting margin as a percentage of premium was 17%. Net health sales were $11 million, down 34%.

UA Branch Office Agency was Torchmark’s second leading contributor to health underwriting margin ($10 million), on health premium of $77 million. Health underwriting margin as a percentage of premium was 13%. Net health sales were $11 million, down 70%. Producing agents fell to 1,512, down 49% from a year ago.

Medicare Part D Prescription Drug Plan, which began January 1, 2006, is distributed by Direct Response and the UA agencies. Fourth quarter 2008 premium revenue was $43 million for the 2008 plan year compared with $52 million in the year-ago quarter for the 2007 plan year. Underwriting margin for fourth quarter 2008 was $5 million, compared to $7 million for the year ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Torchmark Annuities consist of variable and fixed annuity contracts. The total underwriting loss for annuities in the fourth quarter 2008 was $8.8 million compared to a $1.6 million gain for the year-ago quarter. The underwriting loss is due primarily to changes in actuarial assumptions regarding deferred acquisition costs and reserves associated with variable annuities. The changes in actuarial assumptions are related primarily to the effect of declining equity markets on variable annuity account values. The variable annuity business is Torchmark’s only business where margins are significantly impacted by changes in equity markets.

Administrative Expenses were $43 million, up 11% from the year-ago quarter. The increase is due primarily to timing differences on a number of items such as routine regulatory exams. In addition, while litigation expense is down for the year, it was higher in the fourth quarter of 2008 compared to the year-ago quarter due to cases that were settled in the fourth quarter.

INVESTMENTS

Excess Investment Income – comparing the fourth quarter 2008 with the fourth quarter 2007:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended December 31,
	(dollars in millions, except per share data)
	2008	2007	Chg.
Net investment income	$167.7	$162.4	3

Required interest:
Interest credited on net policy liabilities	(73.5)	(66.2)	11
Interest on debt	(16.7)	(16.1)	3

Total required interest	(90.2)	(82.3)	10

Excess investment income	$77.5	$80.0	(3)
Per share	$0.91	$0.86	6

Investment Portfolio

The composition of the investment portfolio at December 31, 2008 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$9,610	94%
Equities	17	—
Mortgage loans	17	—
Investment real estate	2	—
Policy loans	360	4%
Other long-term investments	53	1%
Short-term investments	131	1%

Total	$10,190	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$6,819	$643	$7,463
Redeemable preferred stock:
U.S.	1,265	69	1,334
Foreign	115	—	115
Municipal	261	—	261
Government-sponsored enterprises	202	—	202
Government and agencies	23	—	23
Residential mortgage-backed securities	23	—	23
Commercial mortgage-backed securities	17	—	17
Collateralized debt obligations	131	—	131
Other asset-backed securities	40	—	40

Total	$8,897	$712	$9,610

The market value of Torchmark’s fixed maturity portfolio was $7.8 billion; $1.8 billion lower than amortized cost of $9.6 billion. The $1.8 billion of net unrealized losses compares to $1.4 billion at September 30, 2008. The unrealized losses are due primarily to general economic conditions. Due to its strong liquidity position, Torchmark not only has the intent, but also the ability to hold these investments to maturity.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 93% of fixed maturities (94% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.97% during the fourth quarter of 2008, the same as the year-ago quarter.

Realized Capital Gains on Investments – during the quarter ended December 31, 2008:

Realized gains on investments, net of tax, of $11 million were primarily related to the reversal of a deferred tax valuation allowance associated with impairments taken in the third quarter.

PARENT COMPANY EXPENSES – during the quarter ended December 31, 2008:

Parent Company expenses were $4.5 million compared with $3.4 million for the year-ago quarter. The increase is due to expenses related to a potential acquisition in which the Company withdrew from negotiations.

SHARE REPURCHASE – during the quarter ended December 31, 2008:

Torchmark’s ongoing share repurchase program resulted in the repurchase during the quarter of 1.7 million shares of Torchmark Corporation common stock. Year-to-date, the Company has repurchased 7.6 million shares at a total cost of $427 million at an average price per share of $55.86.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Less than 1% of revenue arises from asset accumulation products where margins are significantly impacted by changes in the equity markets.

In addition, capital at the insurance companies is sufficient to support current operations. Management expects the ratio of the Company’s regulatory capital to Company Action Level required capital to be in excess of 300%, in line with recent years.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2009:

Torchmark projects that for the year ending December 31, 2009, net operating income per share will range from $6.05 to $6.25.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

Note: Tables in this news release may not foot due to rounding.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2007, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its fourth quarter 2008 earnings release conference call with financial analysts at 10:00 a.m. (Eastern) tomorrow, February 5, 2009. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com